NEWS RELEASE

February 9, 2017

NCR Announces Fourth Quarter and Full Year 2016 Results

DULUTH, Ga. - NCR Corporation (NYSE: NCR) reported financial results today for the three months and twelve months ended December 31, 2016. Fourth quarter and full year highlights include:

•	Fourth quarter revenue of $1.80 billion, up 7% as reported and up 14% excluding FX and the IPS divestiture; Unfavorable FX impact was $25 million higher than expected

•
Fourth quarter software revenue up 9%, software license growth of 21% and cloud growth of 10%; Full year net annual contract value for cloud, a leading indicator of future cloud revenue, of $70 million, up 79% from $39 million in the prior year

•
Fourth quarter GAAP diluted EPS of $0.43, up from $0.27 in the prior year, an increase of 59%; Fourth quarter non-GAAP diluted EPS of $1.07, up from $0.89 in the prior year, an increase of 30% constant currency; Unfavorable FX impact was $0.07 higher than expected

•	Full year cash flow from operations of $894 million, and free cash flow of $628 million versus free cash flow guidance of $425 to $475 million

•	$300 million share repurchase planned for 2017; approximately $70 million completed year-to-date

•
2017 guidance announced; Revenue growth of 1% to 3% as reported and 5% to 7% excluding FX and the IPS divestiture; GAAP diluted EPS growth of 42% to 49%; Non-GAAP diluted EPS growth of 9% to 12% constant currency; free cash flow conversion rate of 95% to 100%

“Continued fourth-quarter momentum led to a highly successful 2016 and ability to exceed revenue, earnings, and free cash flow expectations," said Chairman and CEO Bill Nuti. “We were pleased with our top-line growth in every business, but especially in Software, where revenues continue to expand, particularly for our cloud and software license offerings. Hardware experienced another very strong quarter from ongoing demand for our Self-Checkout and A/ITM edge platforms that deliver channel transformation solutions.  Overall, our global omni-channel leadership resulted in strong financial results throughout 2016, and our consistent performance speaks to the value we provide customers as they transform their businesses to effectively compete in the rapidly developing digital economy. We enter 2017 with a focus on maintaining our high level of execution, continuing to enable customer success, and further expanding our omni-channel leadership via investment in innovation. Also, based on our confidence in free cash flow generation, we are pleased to announce our intention to repurchase $300 million of shares in 2017.”

In this release, we use certain performance metrics as well as certain non-GAAP measures, including presenting certain measures on a constant currency and adjusted constant currency basis. The performance metrics include net annual contract value, and the non-GAAP measures include free cash flow and others with the words “non-GAAP” or “adjusted” in their titles. The performance metrics are listed and described, and the non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures, under the heading “Performance Metrics and Non-GAAP Financial Measures” later in this release. Additionally, effective January 1, 2016, NCR began management of its business on a solution basis, changing from the previous model of management on a line of business basis, which resulted in a corresponding change to our reportable segments. Prior results have been recast under the new segment model for comparison purposes.

Fourth Quarter 2016 Operating Results

Revenue
Fourth quarter revenue of $1.80 billion was up 7% year-over-year. On an adjusted constant currency basis, fourth quarter revenue was up 14%. Foreign currency fluctuations and the IPS divestiture had an unfavorable impact on the revenue comparison of 1% and 6%, respectively.

The following table shows the revenue by segment for the fourth quarter:

	Fourth Quarter
$ in millions	2016	2015	% Change	% Change Adjusted Constant Currency
Software License	$103	$85	21%	22%
Software Maintenance	96	91	5%	6%
Cloud	147	134	10%	9%
Professional Services	156	149	5%	5%
Software Revenue	$502	$459	9%	10%

Services Revenue	$598	$590	1%	3%

ATM	$385	$307	25%	29%
SCO	132	55	140%	140%
POS	177	179	(1%)	(1%)
IPS	8	90	(91%)	(5%)
Hardware Revenue	$702	$631	11%	30%

Total Revenue	$1,802	$1,680	7%	14%

Gross Margin
Fourth quarter gross margin of $479 million increased 1% from $476 million. Fourth quarter gross margin (non-GAAP) of $530 million increased 4% from $512 million. The increases were primarily due to higher revenue.

Expenses
Fourth quarter operating expenses of $333 million decreased from $338 million. Fourth quarter operating expenses (non-GAAP) of $266 million increased from $252 million. Operating expenses decreased as a percentage of revenue.

Operating Income
Fourth quarter operating income of $146 million increased 6% from $138 million. Fourth quarter operating income (non-GAAP) of $264 million increased 2% from $260 million. During the fourth quarter of 2016, we recorded the annual pension mark-to-market adjustment which was $85 million compared to $29 million in the prior year.

Other (Expense)
Fourth quarter other (expense) of $57 million decreased (33)% from $85 million, primarily due to the $34 million loss on the sale of the IPS business recorded in the fourth quarter of 2015. Fourth quarter other (expense) (non-GAAP) of $56 million increased 10% from $51 million, primarily due to foreign currency losses from a devaluation of the Egyptian pound recorded in the fourth quarter of 2016.

Income Tax Expense
Fourth quarter income tax expense of $17 million increased from $5 million due to a less favorable mix of earnings partially offset by an increase in discrete tax benefits. Fourth quarter income tax expense (non-GAAP) of $36 million decreased from $53 million due to an increase in discrete tax benefits.

Net Income from Continuing Operations Attributable to NCR
Fourth quarter net income from continuing operations attributable to NCR of $68 million increased from $48 million. Fourth quarter net income from continuing operations attributable to NCR (non-GAAP) of $168 million increased from $156 million.

Cash Flow
Fourth quarter cash provided by operating activities of $525 million increased from $265 million. Free cash flow was $449 million in the fourth quarter of 2016 as compared to $184 million in the fourth quarter of 2015. The increases were driven by higher operating income and working capital improvements.

Full Year 2016 Operating Results

Full year 2016 revenue of $6.54 billion was up 3% from 2015. On an adjusted constant currency basis, full year 2016 revenue was up 7%. Foreign currency fluctuations and the IPS divestiture had an unfavorable impact on the full year revenue comparison of 1% and 3%, respectively.

Full year 2016 GAAP diluted EPS of $1.80 was up from $(0.94) in 2015. Full year 2016 diluted EPS (non-GAAP) of $3.02 was up from $2.76, or an increase of 15%, on a constant currency basis. Foreign currency fluctuations had an unfavorable impact on the full year diluted EPS comparison of $0.14.

Full year 2016 cash provided by operating activities of $894 million increased from $681 million. Full year 2016 free cash flow was $628 million in 2016 up from $409 million. The increases were driven by higher operating income and working capital improvements.

Share Repurchase Programs

During 2017, NCR plans to repurchase approximately $300 million of its common stock under its previously authorized share repurchase programs. NCR has repurchased shares of its common stock for approximately $70 million through the date of this release. Any share repurchases will be made by NCR in compliance with, and at such times as permitted by, federal securities laws and may be suspended or discontinued at any time.

2017 Outlook

In 2017, our revenue is expected to be $6.60 billion to $6.72 billion, up 1% to 3% as reported and 5% to 7% adjusted constant currency. Our GAAP diluted earnings per share is expected to be $2.56 to $2.69, up 42% to 49%, and our non-GAAP diluted earnings per share is expected to be $3.25 to $3.35, up 9% to 12% constant currency. Net cash provided by operating activities is expected to be $805 million to $830 million and free cash flow is expected to be $500 million to $525 million, or approximately 95% to 100% of non-GAAP net income. The 2017 guidance includes expected foreign currency headwinds of $95 million in revenue and $0.03 in diluted earnings per share. The 2017 guidance also excludes approximately $143 million of IPS revenue from 2016.

For the first quarter of 2017, revenue is expected to be $1.45 billion to $1.47 billion, GAAP diluted earnings per share is expected to be $0.17 to $0.25, and non-GAAP diluted earnings per share is expected to be $0.43 to $0.48. The first quarter 2017 guidance includes expected foreign currency headwinds of $17 million in revenue and $0.03 in diluted earnings per share.

NCR will provide additional information regarding its 2017 guidance during its fourth quarter earnings conference call and webcast.

2016 Fourth Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the fourth quarter 2016 results and guidance for first quarter and full-year 2017. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 and entering the participant passcode 5508697.

More information on NCR’s Q4 2016 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 550 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 32,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” "plan" “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR's future cloud revenue and indicators of future cloud revenue; NCR's plans for additional share repurchases in 2017; continued expansion of Software revenue, including for cloud and software license offerings; NCR's momentum entering 2017 and NCR’s areas of strategic focus for 2017; and NCR's full-year and first quarter financial guidance and outlook (including the section entitled "2017 Outlook") and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: domestic and global economic and credit conditions including, in particular, those resulting from uncertainty in the Chinese economy, economic sanctions against Russia, the determination by Britain to exit the European Union and further potential changes in Eurozone participation, the potential for changes to global or regional trade agreements or the imposition of protectionist trade policies, and the imposition of import or export tariffs or border adjustments; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; the transformation of our business model and our ability to sell higher-margin software and services; the possibility of disruptions in or problems with our data center hosting facilities; cybersecurity risks and compliance with data privacy and protection requirements; foreign currency fluctuations; our ability to successfully introduce new solutions and compete in the information technology industry; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; the availability and success of acquisitions, divestitures and alliances, including the divestiture of our Interactive Printer Solutions business; our pension strategy and underfunded pension obligation; the success of our restructuring plans and cost reduction initiatives; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company's filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Performance Metrics and Non-GAAP Financial Measures

Performance Metrics. The term “net annual contract value” or “net ACV” for any particular period means NCR’s net bookings for cloud revenue during the period, and is calculated as twelve months of expected subscription revenues under new cloud contracts during such period less twelve months of subscription revenues under cloud contracts that expired or were terminated during such period.

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Diluted EPS (non-GAAP), Gross Margin (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), and Net Income Attributable to Continuing Operations (non-GAAP). NCR’s diluted earnings per share (non-GAAP), gross margin (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), and net income attributable to continuing operations (non-GAAP) are determined by excluding pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, expenses, income (loss) from operations, other (expense), income tax expense and net income attributable to continuing operations, respectively.

Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow and Free Cash Flow Conversion Rate. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the

Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes the measure free cash flow conversion rate, which is calculated as free cash flow divided by non-GAAP net income. NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency, IPS Divestiture and Adjusted Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR also presents certain financial measures on an adjusted constant currency basis, which excludes both the effects of foreign currency translation, as described above, and the results of NCR’s Interactive Printer Solutions (IPS) business for the comparable prior period after completion of the sale of the business (which results were previously included in NCR’s Hardware segment). NCR completed the sale of all but the Middle East and Africa assets of its Interactive Printer Solutions (IPS) division to Atlas Holdings LLC on May 27, 2016. NCR’s management believes that presentation of financial measures without these results is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below or, in the case of quarterly free cash flow, in the body of this release.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q4 2016	Q4 2015
Gross Margin (GAAP)	$479	$476
Restructuring/Transformation Costs	—	9
Acquisition-related amortization of intangibles	13	16
Pension mark-to-market adjustments	38	11
Operating Gross Margin (Non-GAAP)	$530	$512

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q4 2016	Q4 2015
Operating Expenses (GAAP)	$333	$338
Restructuring/Transformation Costs	(3)	(29)
Acquisition-related amortization of intangibles	(15)	(15)
Acquisition-related costs	(2)	(4)
Loss on terminated contract receivable	—	(20)
Pension mark-to-market adjustments	(47)	(18)
Operating Expenses (Non-GAAP)	$266	$252

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q4 2016	Q4 2015
Income from Operations (GAAP)	$146	$138
Restructuring/Transformation Costs	3	38
Acquisition-related costs	2	4
Acquisition-related amortization of intangibles	28	31
Loss on terminated contract receivable	—	20
Pension mark-to-market adjustments	85	29
Operating Income (Non-GAAP)	$264	$260

Reconciliation of Other (Expense) (GAAP) to Other (Expense) (non-GAAP)

$ in millions	Q4 2016	Q4 2015
Other (Expense) (GAAP)	$(57)	$(85)
Divestiture and liquidation losses	1	34
Other (Expense) (Non-GAAP)	$(56)	$(51)

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q4 2016	Q4 2015
Income Tax Expense (GAAP)	$17	$5
Restructuring/Transformation Costs	2	14
Acquisition-related costs	—	1
Acquisition-related amortization of intangibles	9	10
Loss on terminated contract receivable	—	7
Divestiture and liquidation losses	1	5
Pension mark-to-market adjustments	7	11
Income Tax Expense (Non-GAAP)	$36	$53

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q4 2016	Q4 2015
Net Income from Continuing Operations Attributable to NCR (GAAP)	$68	$48
Restructuring/Transformation Costs	1	24
Acquisition-related costs	2	3
Acquisition-related amortization of intangibles	19	21
Divestiture and liquidation losses	—	29
Loss on terminated contract receivable	—	13
Pension mark-to-market adjustments	$78	$18
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$168	$156

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q4 2016 Actual	Q4 2015 Actual	2016 Actual	2015 Actual	Q1 2017 Guidance (2)	2017 Guidance (2)
Diluted Earnings Per Share (GAAP) (1)	$0.43	$0.27	$1.80	$(0.94)	$0.17 - $0.25	$2.56 - $2.69
Restructuring/Transformation Costs	0.01	0.14	0.13	0.29	$0.10 - $0.13	$0.15 - $0.18
Acquisition-related amortization of intangibles	0.12	0.12	0.53	0.49	0.12	0.48
Acquisition-related costs	0.01	0.02	0.03	0.05	0.01	0.03
Loss on terminated contract receivable	—	0.07	—	0.08	—	—
Divestiture and liquidation losses	—	0.17	0.03	0.17	—	—
Pension mark-to-market adjustments	0.50	0.10	0.50	2.58	—	—
Diluted Earnings Per Share (non-GAAP) (1)	$1.07	$0.89	$3.02	$2.76	$0.43 - $0.48	$3.25 - $3.35

(1)
GAAP and non-GAAP diluted EPS are determined using the most dilutive measure, either including the impact of dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may be calculated using different methods, and may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant. The diluted earnings per share (GAAP) guidance has been updated to include the expected impact of divestitures and liquidation losses.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q4 2016 Actual	Q4 2015 Actual	2016 Actual	2015 Actual	2017 Guidance
Net cash provided by operating activities	$525	$265	$894	$681	$805 - $830
Total capital expenditures	(67)	(65)	(227)	(229)	(285)*
Net cash used in discontinued operations	(9)	(16)	(39)	(43)	(20)
Free cash flow	$449	$184	$628	$409	$500 - $525

* Note: The total capital expenditures of $285 million in 2017 includes $70 million related to the new world headquarters in Atlanta, Georgia. This $70 million is offset by $45 million of expected reimbursements by the lessor included in net cash provided by operating activities.

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Adjusted Constant Currency % (non-GAAP)

	Three months ended December 31, 2016
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Divestiture impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software License	21%	(1)%	—%	22%
Software Maintenance	5%	(1)%	—%	6%
Cloud	10%	1%	—%	9%
Professional Services	5%	—%	—%	5%
Software	9%	(1)%	—%	10%
Services	1%	(2)%	—%	3%
ATMs	25%	(4)%	—%	29%
SCO	140%	—%	—%	140%
POS	(1)%	—%	—%	(1)%
IPS	(91)%	—%	(86)%	(5)%
Hardware	11%	(2)%	(17)%	30%
Total Revenue	7%	(1)%	(6)%	14%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended December 31
	Three Months		Twelve Months
	2016	2015	2016	2015
Revenue
Products	$805	$716	$2,737	$2,711
Services	997	964	3,806	3,662
Total Revenue	1,802	1,680	6,543	6,373
Cost of products	615	533	2,102	2,072
Cost of services	708	671	2,659	2,832
Total gross margin	479	476	1,782	1,469
% of Revenue	26.6%	28.3%	27.2%	23.1%
Selling, general and administrative expenses	248	254	926	1,042
Research and development expenses	83	55	242	230
Restructuring-related charges	2	29	15	62
Income (loss) from operations	146	138	599	135
% of Revenue	8.1%	8.2%	9.2%	2.1%
Interest expense	(40)	(42)	(170)	(173)
Other (expense), net	(17)	(43)	(50)	(57)
Total other (expense), net	(57)	(85)	(220)	(230)
Income (loss) before income taxes and discontinued operations	89	53	379	(95)
% of Revenue	4.9%	3.2%	5.8%	(1.5)%
Income tax expense	17	5	92	55
Income (loss) from continuing operations	72	48	287	(150)
Loss from discontinued operations, net of tax	(11)	(20)	(13)	(24)
Net income (loss)	61	28	274	(174)
Net income attributable to noncontrolling interests	4	—	4	4
Net income (loss) attributable to NCR	$57	$28	$270	$(178)
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$68	$48	$283	$(154)
Dividends on convertible preferred stock	(12)	(4)	(49)	(4)
Net income (loss) from continuing operations attributable to NCR common stockholders	56	44	234	$(158)
Loss from discontinued operations, net of tax	(11)	(20)	(13)	(24)
Net income (loss) attributable to NCR common stockholders	$45	$24	$221	$(182)
Net income (loss) per share attributable to NCR common stockholders:
Net income (loss) per common share from continuing operations
Basic	$0.45	$0.27	$1.86	$(0.94)
Diluted	$0.43	$0.27	$1.80	$(0.94)
Net income (loss) per common share
Basic	$0.36	$0.15	$1.76	$(1.09)
Diluted	$0.35	$0.15	$1.71	$(1.09)
Weighted average common shares outstanding
Basic	124.5	162.1	125.6	167.6
Diluted (continuing operations)	157.4	164.6	157.4	167.6
Diluted (net income)	128.6	164.6	129.2	167.6

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended December 31
	Three Months				Twelve Months
	2016	2015	% Change	% Change Adjusted Constant Currency	2016	2015	% Change	% Change Adjusted Constant Currency
Revenue by segment
Software	$502	$459	9%	10%	$1,841	$1,747	5%	6%
Software Gross Margin Rate	53.8%	53.2%			51.8%	51.9%
Services	598	590	1%	3%	2,306	2,218	4%	6%
Services Gross Margin Rate	22.2%	22.7%			21.6%	21.8%
Hardware	702	631	11%	30%	2,396	2,408	—%	9%
Hardware Gross Margin Rate	18.1%	21.2%			18.0%	19.4%
Total Revenue	$1,802	$1,680	7%	14%	$6,543	$6,373	3%	7%
Gross Margin Rate	29.4%	30.5%			28.8%	29.1%
Operating income by segment
Software	$172	$157			$577	$539
% of Revenue	34.3%	34.2%			31.3%	30.9%
Services	62	61			201	194
% of Revenue	10.4%	10.3%			8.7%	8.7%
Hardware	30	42			62	87
% of Revenue	4.3%	6.7%			2.6%	3.6%
Subtotal-segment operating income	$264	$260			$840	$820
% of Revenue	14.7%	15.5%			12.8%	12.9%
Other adjustments (1)	118	122			241	685
Total income (loss) from operations	$146	$138			$599	$135

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended December 31
	Three Months		Twelve Months
In millions	2016	2015	2016	2015
Restructuring / transformation costs	$3	$38	$26	$74
Acquisition-related amortization of intangible assets	28	31	123	125
Acquisition-related costs	2	4	7	11
OFAC and FCPA investigations	—	—	—	1
Loss on terminated contract receivable	—	20	—	20
Pension mark-to-market adjustments	85	29	85	454
Total other adjustments	$118	$122	$241	$685

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	December 31, 2016	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$498	$318	$328
Accounts receivable, net	1,282	1,387	1,251
Inventories	699	776	643
Other current assets	278	270	327
Total current assets	2,757	2,751	2,549
Property, plant and equipment, net	287	289	322
Goodwill	2,727	2,737	2,733
Intangibles, net	672	704	798
Prepaid pension cost	94	132	130
Deferred income taxes	575	546	582
Other assets	561	552	521
Total assets	$7,673	$7,711	$7,635
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$50	$256	$13
Accounts payable	781	718	657
Payroll and benefits liabilities	234	212	189
Deferred service revenue and customer deposits	468	471	476
Other current liabilities	432	345	446
Total current liabilities	1,965	2,002	1,781
Long-term debt	3,001	3,033	3,239
Pension and indemnity plan liabilities	739	709	696
Postretirement and postemployment benefits liabilities	127	127	133
Income tax accruals	142	169	167
Other liabilities	138	151	79
Total liabilities	6,112	6,191	6,095
Redeemable noncontrolling interests	15	10	16
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.9 shares issued and outstanding as of December 31, 2016 and September 30, 2016 and 0.8 shares issued and outstanding as of December 31, 2015	847	835	798
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2016, September 30, 2016 and December 31, 2015, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 124.6, 124.0 and 133.0 shares issued and outstanding as of December 31, 2016, September 30, 2016, and December 31, 2015, respectively	1	1	1
Paid-in capital	32	21	—
Retained earnings	867	822	869
Accumulated other comprehensive loss	(205)	(172)	(150)
Total NCR stockholders' equity	695	672	720
Noncontrolling interests in subsidiaries	4	3	6
Total stockholders' equity	699	675	726
Total liabilities and stockholders' equity	$7,673	$7,711	$7,635

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended December 31
	Three Months		Twelve Months
	2016	2015	2016	2015
Operating activities
Net income (loss)	61	$28	$274	$(174)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	11	20	13	24
Depreciation and amortization	85	79	344	308
Stock-based compensation expense	16	10	61	42
Deferred income taxes	(29)	(2)	10	24
Gain on sale of property, plant and equipment and other assets	—	(1)	—	(2)
Loss on divestiture	1	—	2	—
Impairment of long-lived and other assets	—	47	2	63
Changes in assets and liabilities:
Receivables	49	108	(89)	28
Inventories	42	40	(86)	(46)
Current payables and accrued expenses	148	(9)	216	8
Deferred service revenue and customer deposits	10	(53)	88	19
Employee benefit plans	71	17	33	384
Other assets and liabilities	60	(19)	26	3
Net cash provided by operating activities	525	265	894	681
Investing activities
Expenditures for property, plant and equipment	(28)	(32)	(73)	(79)
Proceeds from sales of property, plant and equipment	—	19	—	19
Additions to capitalized software	(39)	(33)	(154)	(150)
Proceeds from divestiture	—	—	47	—
Other investing activities, net	(1)	1	(9)	1
Net cash used in investing activities	(68)	(45)	(189)	(209)
Financing activities
Short term borrowings, net	(6)	8	(8)	8
Payments on term credit facilities	(13)	(71)	(97)	(383)
Payments on revolving credit facilities	(695)	(717)	(1,431)	(1,694)
Borrowings on revolving credit facilities	475	817	1,331	1,698
Debt issuance costs	(1)	—	(9)	—
Series A preferred stock issuance, net of issuance costs of $0 million, $26 million, $0 million, and $26 million, respectively	—	794	—	794
Tender offer share repurchase, including repurchase costs of $0 million, $5 million, $0 million, and $5 million, respectively	—	(1,005)	—	(1,005)
Repurchases of Company common stock	—	—	(250)	—
Proceeds from employee stock plans	5	3	15	15
Tax withholding payments on behalf of employees	(9)	(6)	(16)	(16)
Other financing activities	—	—	(2)	—
Net cash used in financing activities	(244)	(177)	(467)	(583)
Cash flows from discontinued operations
Net cash used in discontinued operations	(9)	(16)	(39)	(43)
Effect of exchange rate changes on cash and cash equivalents	(24)	(2)	(29)	(29)
Decrease in cash and cash equivalents	180	25	170	(183)
Cash and cash equivalents at beginning of period	318	303	328	511
Cash and cash equivalents at end of period	$498	$328	$498	$328